Free Writing Prospectus Dated March 18, 2025 Filed Pursuant to Rule 433(d) Registration No. 333-283219 Registration No. 333-283219-02

CarMax Select Receivables Trust (CMXS 2025-A) Non-prime Auto Loan *PX DETAILS

Joint Bookrunners: Wells Fargo (str), MUFG, and SMBC Nikko

Co-Managers: Barclays, J.P. Morgan and Mizuho

CLS	SIZE($MM)	WAL**	S&P/F	P.WIN**	E. FIN**	L. FIN	BENCH	SPD	YLD%	CPN%	$PRICE
A-1	138.000	0.19	A-1+/F1+	01-05	08/25	04/26	I-CRV	+27	4.561	4.561	100.00000
A-2A	184.860	0.92	AAA/AAA	05-19	10/26	05/28	I-CRV	+68	4.811	4.760	99.99708
A-2B	100.000	0.92	AAA/AAA	05-19	10/26	05/28	SOFR30A	+68			100.00000
A-3	164.220	2.04	AAA/AAA	19-31	10/27	09/29	I-CRV	+78	4.819	4.770	99.99762
B	57.880	2.74	AA/AA+	31-36	03/28	09/30	I-CRV	+105	5.072	5.010	99.97666
C	62.020	3.20	A/A	36-42	09/28	07/31	I-CRV	+150	5.523	5.460	99.99876
D	70.280	3.62	BBB/BBB	42-44	11/28	07/31	I-CRV	+190	5.935	5.860	99.99078
E	22.740	3.64	BB/BB	44-44	11/28	03/32	Not Offered

**	Pricing Speed: 1.50 ABS to 10% Clean-Up Call.

-TRANSACTION DETAILS-

Issued Size : $800,000,000

Offered Size : $777,260,000

Format : SEC REG (Class A-1 to D)

ERISA Eligible : Yes (Class A-1 to D)

Expected Settlement: 3/26/2025

First Payment Date : 4/15/2025

Expected Ratings : S&P / Fitch

Min Denoms : $5k x $1k (Class A-1 to D)

Bloomberg Ticker : CMXS 2025-A

Bill & Deliver : Wells Fargo

-MARKETING MATERIALS-

Preliminary Prospectus, FWP : Attached

Intex Dealname : wscmxs25a | Password : 7KU9

DealRoadshow : https://dealroadshow.com

Entry Code (Case Sensitive): CMXS25A

Direct Link: https://dealroadshow.com/e/CMXS25A

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/ged5. In Asia, see: https://www.wellsfargo.com/com/disclaimer/ap4. This communication will be retained and may be monitored.